Exhibit 99.1

Contacts: Pat Sheaffer, Ron Wysaske or Kevin Lycklama Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $1.7 Million in Second Quarter;
Highlighted by Announced Deal with MBank

Vancouver, WA – October 27, 2016 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) ("Riverview" or the "Company") today reported net income of $1.7 million, or $0.07 per diluted share, in the second fiscal quarter ended September 30, 2016, the same as in the second quarter one year ago. In the preceding quarter, Riverview earned $1.7 million, or $0.08 per diluted share.  In the first six months of fiscal 2017, net income increased to $3.4 million, or $0.15 per diluted share, compared to $3.2 million, or $0.14 per diluted share, in the first six months of fiscal 2016.
"The second fiscal quarter was highlighted by the announcement of our purchase and assumption agreement with MBank," commented Pat Sheaffer, chairman and chief executive officer. "We are excited about the opportunity this transaction will offer to our company, clients, staff and shareholders. This transaction fits well into our strategy of further expanding our presence in the Portland market, where we currently have two branches and 48% of our commercial lending, and provides substantial EPS accretion in the first full year. With strong capital, improving asset quality and continued profitability, we believe this transaction will further enhance shareholder value and allow us to capitalize on opportunities in our market."
The announced transaction is expected to close in the quarter ending March 31, 2017.
Second Quarter Highlights (at or for the period ended September 30, 2016)

•	Net income of $1.7 million, or $0.07 per diluted share.
•	Net interest margin remained strong at 3.70%.
•	Net revenues increased 13.8% to $10.7 million in F2Q17 compared to F2Q16.
•	Net loans increased $21.0 million, or 3.4% (13.5% on an annualized basis).
•	Loan originations were $78.6 million during the second fiscal quarter.
•	Total deposits increased $49.3 million, or 6.2% (24.8% on an annualized basis).
•	Non-performing assets declined to 0.29% of total assets.
•	Total risk-based capital ratio was 16.05% and Tier 1 leverage ratio was 10.95%.
•	Declared quarterly cash dividend of $0.02 per share, generating a current dividend yield of 1.4%.
Income Statement
Net income of $1.7 million for the second fiscal quarter was impacted by several non-core charges, including $192,000 of expenses associated with the pending purchase & assumption of MBank.  In addition, approximately $525,000 of incurred expenses were related to an anticipated settlement of on-going litigation and $30,000 for the write-down on a real estate owned ("REO") property. Offsetting much of these non-recurring expenses, our non-interest income included $407,000 of income from a Bank Owned Life Insurance ("BOLI") claim during the quarter, which was offset by a $132,000 impairment charge on an investment security. Net income, excluding these non-core items, was approximately $1.8 million, or $0.08 per diluted share. On an annualized basis, net income, excluding these non-core charges, was approximately $0.33 per diluted share.

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

As shown in the table below, core net income for the quarter was $1.8 million, or $0.08 per diluted share.
(Dollars in thousands)	September 30, 2016

Net income as reported	$1,680

Acquisition related expenses	192
Legal fees and settlement	525
Investment security impairment	132
REO write-down	30
BOLI claim	(407)
Tax impact	(308)

Net income (core)	$1,844
"We are pleased with the continued improvement in our core operating income," stated Sheaffer. "Our revenues have consistently grown over the past several years as we expanded our market share. With our improving core operating income, coupled with the MBank transaction and other strategic initiatives, we believe Riverview is well positioned for continued profitability improvements."
Net revenues for the second fiscal quarter (net interest income plus non-interest income) increased 3.2% to $10.7 million compared to the preceding quarter and increased 13.8% when compared to the second fiscal quarter a year ago. Year-to-date net revenues increased 10.3% to $21.0 million compared to $19.1 million in the same period a year ago.
Riverview's net interest income increased $265,000 compared to the preceding quarter and $925,000 compared to the second fiscal quarter a year ago. Year-to-date, net interest income increased $1.6 million, or 11.4%, to $15.9 million compared to $14.3 million in the first six months of fiscal 2016. Growth in our net interest income was driven primarily by an increase in our loans receivable and investment security balances during the past year.
Net interest margin decreased four basis points to 3.70% compared to the preceding quarter. "The decrease in net interest margin was partially due to the collection of $50,000 of interest on the payoff of a nonaccrual loan during the first quarter as well as $36,000 in deferred loan fees on loan payoffs," said Kevin Lycklama, executive vice president and chief financial officer. "Additionally, our cash balances held at the Federal Reserve Bank increased during the current quarter due to the strong deposit growth, which reduced our current quarter's net interest margin by approximately six basis points." In the first six months of fiscal 2017, Riverview's net interest margin improved five basis points to 3.72% compared to 3.67% in the same period one year earlier.
Non-interest income increased to $2.6 million in the second fiscal quarter compared to $2.5 million in the preceding quarter and $2.2 million in the second fiscal quarter one year ago. As noted above, other income included $407,000 of income from a BOLI claim during the quarter, which was offset by a $132,000 impairment charge on an investment security. Fees and service charges were down compared to the prior quarter, due to a decrease of $160,000 in the collection of prepayment charges on loan payoffs during the quarter. In the first six months of fiscal 2017, non-interest income increased to $5.1 million compared to $4.8 million in the first six months of fiscal 2016.
Asset management fees were $727,000 during the second fiscal quarter compared to $822,000 in the preceding quarter and $801,000 in the second fiscal quarter a year ago. Riverview Trust Company's assets under management were $401.2 million at September 30, 2016 compared to $396.0 million at June 30, 2016. Riverview Trust Company is in the process of adding a second office in the Portland area, which is expected to open in the quarter ending March 31, 2017.
Non-interest expense increased to $8.4 million during the second fiscal quarter compared to $7.8 million in the preceding quarter. As noted above, however, non-interest expense was impacted by several non-core charges during the quarter totaling approximately $747,000. Without these non-recurring charges, non-interest expense declined on a sequential basis.

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

Current Initiative – Profit Improvement Plan
We have formed a Profit Improvement Plan committee, consisting of several members of senior management and the board to explore all areas of both revenue and expense with an eye toward increasing shareholder returns. While this is not a totally new initiative, this committee and its focused approach will bring a renewed effort to this process. Areas under review include technology and process improvement, non-interest expense reductions, non-interest income potential additions, facilities and branches to name a few. We look forward to keeping our shareholders posted on these efforts as progress is made on this front.
Balance Sheet Review
"Both loan and deposit growth was robust during the quarter, fueled by our strong local economy, our dedicated lending teams and our expanding branch outreach," said Ron Wysaske, president and chief operating officer. "We continue to see strong loan demand in our local markets, with loan originations totaling $78.6 million during the quarter compared to $70.7 million in the prior quarter."
Net loans increased $21.0 million during the quarter and totaled $640.9 million at September 30, 2016. Net loans have grown $55.1 million, or 9.4%, compared to one year ago.
The commercial loan pipeline totaled $57.1 million at the end of the quarter. Undisbursed construction loans totaled $49.3 million at September 30, 2016, with the majority of the undisbursed construction loans expected to fund during the next few quarters.
Total deposits increased $49.3 million during the quarter to $838.9 million at September 30, 2016. The increase in deposits included a temporary $16 million increase in a single depositor's account.  However, average deposits increased approximately $26.5 million during the quarter excluding this account. Core branch deposits increased $60.9 million during the quarter. Total deposits have grown $81.9 million, or 10.8%, compared to a year ago. Checking account balances increased to 44.2% of total deposits compared to 40.8% a year ago while certificates of deposit balances decreased to 13.7% of total deposits compared to 17.3% a year ago.
Riverview's shareholders' equity improved to $111.0 million at September 30, 2016 compared to $110.0 million at June 30, 2016. Tangible book value per share improved to $3.79 at September 30, 2016, compared to $3.75 at June 30, 2016. A quarterly cash dividend of $0.02 per share was paid on October 25, 2016, generating a current yield of 1.4% based on the recent stock price.
Credit Quality
Non-performing loans were $2.4 million, or 0.36% of total loans, at September 30, 2016, which was unchanged compared to three months earlier. REO balances decreased $30,000 to $539,000 at September 30, 2016 and included one write-down for $30,000 on a $241,000 REO property that was pending sale at the end of the quarter. This property was sold subsequent to September 30, 2016.  There were no additions to REO during the quarter.
Classified assets decreased to $5.5 million at September 30, 2016 compared to $5.7 million at June 30, 2016. The classified asset to total capital ratio was 4.9% at September 30, 2016, compared to 5.2% three months earlier.
Net loan recoveries were $103,000 during the second fiscal quarter of 2017 compared to $75,000 in the preceding quarter. The allowance for loan losses at September 30, 2016 totaled $10.1 million, representing 1.55% of total loans and 426.4% of non-performing loans.
Riverview recorded no provision for loan losses during the second fiscal quarter of 2017. "The lack of a provision for loan losses is a result of the improvement in credit quality as well as our continued net recoveries over the past several years," said Lycklama.
Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as "well capitalized" with a total risk-based capital ratio of 16.05%, Tier 1 leverage ratio of 10.95% and tangible common equity to tangible assets ratio of 8.91% at September 30, 2016.

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the Company's financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.
Financial measures that exclude intangible assets and nonrecurring items are non-GAAP measures. To provide investors with a broader understanding of capital adequacy and net income, Riverview provides non-GAAP financial measures for tangible common equity and core net income, along with the GAAP measure. Tangible common equity is calculated as shareholders' equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets. Core net income is calculated as net income adjusted for certain nonrecurring income and expense items.
The following table provides a reconciliation of ending shareholders' equity (GAAP) to ending tangible shareholders' equity (non-GAAP), and ending total assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	September 30, 2016	June 30, 2016	September 30, 2015	March 31, 2016

Shareholders' equity	$ 110,986	$ 109,991	$ 106,362	$ 108,273
Goodwill	25,572	25,572	25,572	25,572

Tangible shareholders' equity	$ 85,414	$ 84,419	$ 80,790	$ 82,701

Total assets	$ 984,045	$ 932,447	$ 896,302	$ 921,229
Goodwill	25,572	25,572	25,572	25,572

Tangible assets	$ 958,473	$ 906,875	$ 870,730	$ 895,657

About Riverview
Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $984 million at September 30, 2016, it is the parent company of the 93 year-old Riverview Community Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 17 branches, including twelve in the Portland-Vancouver area and three lending centers. For the past 3 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal, The Columbian and The Gresham Outlook.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: expected cost savings, synergies and other financial benefits from our pending purchase of certain assets and assumption of certain liabilities of Mbank and Merchants Bancorp pursuant to the Purchase and Assumption Agreement (the "Agreement") with Merchants Bancorp and its wholly owned subsidiary MBank (the "transaction") might not be realized within the expected time frames or at all, and costs or difficulties relating to integration matters might be greater than expected; the requisite approval of Merchants Bancorp's shareholders and regulatory approvals for the transaction might not be obtained; the Company's ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company's allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company's market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company's net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company's market areas; secondary market conditions for loans and the Company's ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company's reserve for loan losses, write-down assets, change Riverview Community Bank's regulatory capital position or affect the

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

Company's ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company's business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company's ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company's ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company's assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company's balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company's workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company's ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company's ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company's ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company's ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2017 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company's operating and stock price performance.

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	September 30, 2016	June 30, 2016	September 30, 2015	March 31, 2016
ASSETS

Cash (including interest-earning accounts of $77,509, $36,120, $55,094	$ 93,007	$ 50,377	$ 68,865	$ 55,400
and $40,317)
Certificate of deposits held for investment	15,275	16,271	21,247	16,769
Loans held for sale	991	457	950	503
Investment securities:
Available for sale, at estimated fair value	152,251	163,684	134,571	150,690
Held to maturity, at amortized cost	69	72	80	75
Loans receivable (net of allowance for loan losses of $10,063, $9,960,
$10,113, and $9,885)	640,873	619,854	585,784	614,934
Real estate owned	539	569	909	595
Prepaid expenses and other assets	4,334	3,286	3,256	3,405
Accrued interest receivable	2,421	2,451	2,181	2,384
Federal Home Loan Bank stock, at cost	1,060	1,060	988	1,060
Premises and equipment, net	14,206	14,403	15,059	14,595
Deferred income taxes, net	7,816	8,141	11,153	9,189
Mortgage servicing rights, net	385	381	392	380
Goodwill	25,572	25,572	25,572	25,572
Bank owned life insurance	25,246	25,869	25,295	25,678

TOTAL ASSETS	$ 984,045	$ 932,447	$ 896,302	$ 921,229

LIABILITIES AND EQUITY

LIABILITIES:
Deposits	$ 838,902	$ 789,555	$ 756,996	$ 779,803
Accrued expenses and other liabilities	8,175	7,229	6,497	7,388
Advance payments by borrowers for taxes and insurance	837	521	712	609
Junior subordinated debentures	22,681	22,681	22,681	22,681
Capital lease obligation	2,464	2,470	2,484	2,475
Total liabilities	873,059	822,456	789,370	812,956

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
September 30, 2016 - 22,507,890 issued and outstanding;
June 30, 2016 – 22,507,890 issued and outstanding;	225	225	225	225
September 30, 2015 - 22,507,890 issued and outstanding;
March 31, 2016 – 22,507,890 issued and outstanding;
Additional paid-in capital	64,425	64,421	65,333	64,418
Retained earnings	45,207	43,976	40,460	42,728
Unearned shares issued to employee stock ownership trust	(129)	(155)	(232)	(181)
Accumulated other comprehensive income	1,258	1,524	576	1,083
Total shareholders' equity	110,986	109,991	106,362	108,273

Noncontrolling interest	-	-	570	-
Total equity	110,986	109,991	106,932	108,273

TOTAL LIABILITIES AND EQUITY	$ 984,045	$ 932,447	$ 896,302	$ 921,229

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Six Months Ended
(In thousands, except share data) (Unaudited)	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
INTEREST INCOME:
Interest and fees on loans receivable	$ 7,631	$ 7,440	$ 6,789	$ 15,071	$ 13,649
Interest on investment securities	769	720	702	1,489	1,284
Other interest and dividends	130	102	111	232	230
Total interest income	8,530	8,262	7,602	16,792	15,163

INTEREST EXPENSE:
Interest on deposits	279	281	300	560	603
Interest on borrowings	163	158	139	321	273
Total interest expense	442	439	439	881	876
Net interest income	8,088	7,823	7,163	15,911	14,287
Recapture of loan losses	-	-	(300)	-	(800)

Net interest income after recapture of loan losses	8,088	7,823	7,463	15,911	15,087

NON-INTEREST INCOME:
Fees and service charges	1,188	1,323	1,132	2,511	2,428
Asset management fees	727	822	801	1,549	1,625
Net gain on sale of loans held for sale	163	139	79	302	300
Bank owned life insurance income	190	191	190	381	387
Other, net	313	39	14	352	25
Total non-interest income	2,581	2,514	2,216	5,095	4,765

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,531	4,640	4,236	9,171	8,650
Occupancy and depreciation	1,225	1,137	1,154	2,362	2,323
Data processing	476	495	431	971	921
Advertising and marketing	252	193	208	445	384
FDIC insurance premium	74	122	122	196	248
State and local taxes	146	139	123	285	260
Telecommunications	76	73	74	149	147
Professional fees	453	258	218	711	451
Real estate owned	35	15	167	50	446
Other	1,129	743	551	1,872	1,199
Total non-interest expense	8,397	7,815	7,284	16,212	15,029

INCOME BEFORE INCOME TAXES	2,272	2,522	2,395	4,794	4,823
PROVISION FOR INCOME TAXES	592	825	743	1,417	1,576
NET INCOME	$ 1,680	$ 1,697	$ 1,652	$ 3,377	$ 3,247

Earnings per common share:
Basic	$ 0.07	$ 0.08	$ 0.07	$ 0.15	$ 0.14
Diluted	$ 0.07	$ 0.08	$ 0.07	$ 0.15	$ 0.14
Weighted average number of shares outstanding:
Basic	22,474,019	22,467,861	22,449,386	22,470,957	22,441,898
Diluted	22,530,331	22,514,235	22,490,351	22,522,544	22,483,711

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

(Dollars in thousands)	At or for the three months ended			At or for the six months ended
	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015
AVERAGE BALANCES
Average interest–earning assets	$867,797	$839,427	$783,371	$853,691	$779,486
Average interest-bearing liabilities	632,445	625,624	594,667	629,053	591,770
Net average earning assets	235,352	213,803	188,704	224,638	187,716
Average loans	645,479	632,967	576,218	639,258	575,468
Average deposits	809,384	782,827	737,851	796,178	730,513
Average equity	111,516	109,809	106,771	110,667	106,196
Average tangible equity	85,944	84,237	80,794	85,095	80,220

ASSET QUALITY	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015

Non-performing loans	2,360	2,356	3,771
Non-performing loans to total loans	0.36%	0.37%	0.63%
Real estate/repossessed assets owned	539	569	909
Non-performing assets	2,899	2,925	4,680
Non-performing assets to total assets	0.29%	0.31%	0.52%
Net loan charge-offs in the quarter	(103)	(75)	(76)
Net charge-offs in the quarter/average net loans	(0.06)%	(0.05)%	(0.05)%

Allowance for loan losses	10,063	9,960	10,113
Average interest-earning assets to average
interest-bearing liabilities	137.21%	134.17%	131.73%
Allowance for loan losses to
non-performing loans	426.40%	422.75%	268.18%
Allowance for loan losses to total loans	1.55%	1.58%	1.70%
Shareholders' equity to assets	11.28%	11.80%	11.87%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.05%	16.26%	16.45%
Tier 1 capital (to risk weighted assets)	14.80%	15.01%	15.19%
Common equity tier 1 (to risk weighted assets)	14.80%	15.01%	15.19%
Tier 1 capital (to leverage assets)	10.95%	11.16%	11.22%
Tangible common equity (to tangible assets)	8.91%	9.31%	9.28%

DEPOSIT MIX	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	March 31, 2016

Interest checking	$148,201	$151,339	$132,727	$144,740
Regular savings	104,241	98,808	83,094	96,994
Money market deposit accounts	249,381	237,936	234,194	239,544
Non-interest checking	222,218	186,451	176,131	179,143
Certificates of deposit	114,861	115,021	130,850	119,382
Total deposits	$838,902	$789,555	$756,996	$779,803

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
September 30, 2016	(Dollars in thousands)
Commercial	$64,176	$-	$-	$64,176
Commercial construction	-	-	29,494	29,494
Office buildings	-	110,136	-	110,136
Warehouse/industrial	-	63,336	-	63,336
Retail/shopping centers/strip malls	-	60,706	-	60,706
Assisted living facilities	-	1,791	-	1,791
Single purpose facilities	-	150,206	-	150,206
Land	-	10,671	-	10,671
Multi-family	-	26,883	-	26,883
One-to-four family	-	-	15,565	15,565
Total	$64,176	$423,729	$45,059	$532,964

March 31, 2016
Commercial	$69,397	$-	$-	$69,397
Commercial construction	-	-	16,716	16,716
Office buildings	-	107,986	-	107,986
Warehouse/industrial	-	55,830	-	55,830
Retail/shopping centers/strip malls	-	61,600	-	61,600
Assisted living facilities	-	1,809	-	1,809
Single purpose facilities	-	126,524	-	126,524
Land	-	12,045	-	12,045
Multi-family	-	33,733	-	33,733
One-to-four family construction	-	-	10,015	10,015
Total	$69,397	$399,527	$26,731	$495,655

LOAN MIX	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	March 31, 2016
Commercial and construction
Commercial	$64,176	$61,696	$78,138	$69,397
Other real estate mortgage	423,729	411,539	380,529	399,527
Real estate construction	45,059	34,558	17,304	26,731
Total commercial and construction	532,964	507,793	475,971	495,655
Consumer
Real estate one-to-four family	86,321	86,515	89,520	88,780
Other installment	31,651	35,506	30,406	40,384
Total consumer	117,972	122,021	119,926	129,164

Total loans	650,936	629,814	595,897	624,819

Less:
Allowance for loan losses	10,063	9,960	10,113	9,885
Loans receivable, net	$640,873	$619,854	$585,784	$614,934

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
September 30, 2016	(dollars in thousands)
Non-performing assets

Commercial real estate	$-	$1,272	$-	$-	$-	$1,272
Land	-	801	-	-	-	801
Consumer	-	-	106	-	181	287
Total non-performing loans	-	2,073	106	-	181	2,360

REO	241	-	-	298	-	539

Total non-performing assets	$241	$2,073	$106	$298	$181	$2,899

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest
	Oregon	Oregon	Washington	Total
September 30, 2016	(dollars in thousands)

Land development	$91	$2,603	$7,977	$10,671
Speculative construction	917	54	12,428	13,399

Total land development and speculative construction	$1,008	$2,657	$20,405	$24,070

RVSB Reports Second quarter Fiscal 2017 Profits
October 27, 2016

	At or for the three months ended			At or for the six months ended
SELECTED OPERATING DATA	Sept. 30, 2016	June 30, 2016	Sept. 30, 2015	Sept. 30, 2016	Sept. 30, 2015

Efficiency ratio (4)	78.70%	75.60%	77.66%	77.18%	78.88%
Coverage ratio (6)	96.32%	100.10%	98.34%	98.14%	95.06%
Return on average assets (1)	0.70%	0.74%	0.75%	0.72%	0.75%
Return on average equity (1)	5.98%	6.20%	6.16%	6.09%	6.12%

NET INTEREST SPREAD
Yield on loans	4.69%	4.71%	4.69%	4.70%	4.74%
Yield on investment securities	1.96%	1.85%	2.03%	1.91%	2.04%
Total yield on interest earning assets	3.90%	3.95%	3.86%	3.92%	3.89%

Cost of interest bearing deposits	0.18%	0.19%	0.21%	0.18%	0.21%
Cost of FHLB advances and other borrowings	2.55%	2.52%	2.22%	2.54%	2.19%
Total cost of interest bearing liabilities	0.28%	0.28%	0.29%	0.28%	0.30%

Spread (7)	3.62%	3.67%	3.57%	3.64%	3.59%
Net interest margin	3.70%	3.74%	3.64%	3.72%	3.67%

PER SHARE DATA
Basic earnings per share (2)	$0.07	$0.08	$0.07	$0.15	$0.14
Diluted earnings per share (3)	0.07	0.08	0.07	0.15	0.14
Book value per share (5)	4.93	4.89	4.73	4.93	4.73
Tangible book value per share (5)	3.79	3.75	3.57	3.79	3.57
Market price per share:
High for the period	$5.41	$4.89	$4.75	$5.41	$4.75
Low for the period	4.69	4.30	4.15	4.30	4.08
Close for period end	5.38	4.73	4.75	5.38	4.75
Cash dividends declared per share	0.0200	0.0200	0.0150	0.0400	0.0275

Average number of shares outstanding:
Basic (2)	22,474,019	22,467,861	22,449,386	22,470,957	22,441,898
Diluted (3)	22,530,331	22,514,235	22,490,351	22,522,544	22,483,711

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders' equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.